SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 25, 2019

ENPRO INDUSTRIES, INC
(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209
(Address of principal executive offices, including zip code)

(704) 731-1500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	NPO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On September 25, 2019, EnPro Industries, Inc. (the “Company”) entered into a First Amendment (the “First Amendment”) to its Second Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 28, 2018 among the Company and EnPro Holdings, Inc., a wholly owned subsidiary of the Company (“EnPro Holdings”), as borrowers, the guarantors party thereto, Lunar Investment, LLC and LeanTeq LLC, as new guarantors, the lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the Credit Agreement, as amended by the First Amendment, the “Amended Credit Agreement”).  The Amended Credit Agreement provides for a five-year, senior secured revolving credit facility of $400.0 million (the “Revolving Credit Facility”) and a five-year, senior secured term loan facility of $150.0 million (the “Term Loan Facility” and, together with the Revolving Credit Facility, the “Facilities”).  The Amended Credit Agreement also provides that the borrowers may seek incremental term loans and/or additional revolving credit commitments in an amount equal to the greater of $225.0 million and 100% of consolidated EBITDA for the most recently ended four-quarter period for which the Company has reported financial results, plus additional amounts based on a consolidated senior secured leverage ratio.  The Amended Credit Agreement became effective on September 25, 2019.

Initially, borrowings under the Facilities bear interest at an annual rate of LIBOR plus 1.50% or base rate plus 0.50%, although the interest rates under the Facilities are subject to incremental increase or decrease based on a consolidated total net leverage ratio.  In addition, a commitment fee accrues with respect to the unused amount of the Revolving Credit Facility at an annual rate of 0.175%, which rate is also subject to incremental increase or decrease based on a consolidated total net leverage ratio.

The Term Loan Facility will amortize on a quarterly basis in an annual amount equal to 2.5% of the original principal amount of the Term Loan Facility in each of years one through three, 5.0% of such original principal amount in year four and 1.25% of such original principal amount in each of the first three quarters of year five, with the remaining outstanding principal amount payable at maturity.  The Facilities are subject to prepayment with the net cash proceeds of certain asset sales, casualty or condemnation events and non-permitted debt issuances.

The Company and EnPro Holdings are the permitted borrowers under the Facilities.  The Company may also from time to time designate any of its wholly owned foreign subsidiaries as a borrower under the Revolving Credit Facility.  Each of the Company’s domestic subsidiaries (other than any subsidiaries that may be designated as “unrestricted” by the Company from time to time) is required to guarantee the obligations of the borrowers under the Facilities, and each of the Company’s existing domestic subsidiaries has entered into the Amended Credit Agreement to provide such a guarantee.

Borrowings under the Facilities are secured by a first priority pledge of the following assets:

•	100% of the capital stock of each domestic subsidiary of the Company (other than unrestricted subsidiaries);

•	65% of the capital stock of any first tier foreign subsidiary of the Company and its domestic subsidiaries (other than unrestricted subsidiaries); and

•
substantially all of the assets (including, without limitation, machinery and equipment, inventory and other goods, accounts receivable, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash, but excluding real estate interests) of the Company and its domestic subsidiaries (other than unrestricted subsidiaries).

The Amended Credit Agreement contains certain financial covenants and required financial ratios, including:

•
a maximum consolidated total net leverage ratio of not more than 4.25 to 1.0 (with total debt, for the purposes of such ratio, to be net of up to $125 million of unrestricted cash of the Company and its consolidated subsidiaries), which ratio will decrease to 4.0 to 1.0 for each fiscal quarter beginning with the fiscal quarter ending December 31, 2020 and, once so decreased, may be increased (up to three times) at the borrowers’ option to not more than 4.5 to 1.0 for the four-quarter period following a significant acquisition; and

•	a minimum consolidated interest coverage ratio of at least 2.5 to 1.0.

The Amended Credit Agreement contains affirmative and negative covenants (subject, in each case, to customary and other exceptions and qualifications), including covenants that limit the ability of the Company and its subsidiaries to, among other things:

•	grant liens on assets;

•	incur additional indebtedness (including guarantees and other contingent obligations);

•	make certain investments (including loans and advances);

•	merge or make other fundamental changes;

•	sell or otherwise dispose of property or assets;

•	pay dividends and other distributions and prepay certain indebtedness;

•	make changes in the nature of its business;

•	enter into transactions with affiliates;

•	enter into burdensome contracts; and

•	modify or terminate documents related to certain indebtedness.

The Amended Credit Agreement contains events of default including, but not limited to, nonpayment of principal or interest, violation of covenants, breaches of representations and warranties, cross-default to other debt, bankruptcy and other insolvency events, material judgments, certain ERISA events, actual or asserted invalidity of loan documentation, certain changes of control of the Company, and the invalidity of subordination provisions of subordinated indebtedness.

The foregoing description of the First Amendment is qualified in its entirety to the terms of the First Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On September 25, 2019, the Company completed its previously announced acquisition (the “Acquisition”) of all of the equity securities of LeanTeq LLC and LeanTeq Co., Ltd. (collectively, the “Acquired Entities”), a Taiwan-based provider of refurbishment services for critical components and assemblies used in state-of-the-art semiconductor equipment, pursuant to Securities Purchase Agreement dated as of July 19, 2019 (the “Purchase Agreement”) among the Company, the owners of all of the equity securities  of the Acquired Entities (the “Sellers”) and a representative of the Sellers.  The consideration paid for the Acquisition was $305 million, subject to a customary working capital adjustment and reduction for net debt.  The Acquired Entities are headquartered in Taoyuan City, Taiwan, with two locations in Taiwan and one in the United States (Milpitas, California).

As contemplated by the Purchase Agreement, two Sellers who are managers of the Acquired Entities (the “Seller Managers”) applied approximately 10% of the total transaction consideration to purchase equity interests of the Company’s subsidiary (the “Acquisition Subsidiary”) which directly acquired the ownership interests of the Acquired Entities pursuant to an Amended and Restated Limited Liability Company Operating Agreement (the “LLC Agreement”) entered into upon the closing of the Acquisition.  Pursuant to the LLC Agreement, each Seller Manager has the right to sell to the Company, and the Company has the right to purchase from each Seller Manager, the Seller Manager’s equity interests in the Acquisition Subsidiary, following the third anniversary of the consummation of the Acquisition, a change-of-control of the Acquisition Subsidiary or the Company, dissolution of the Acquisition Subsidiary, termination of employment, death or disability of the Seller Manager, and certain other circumstances such as a dispute regarding the Company’s performance of the LLC Agreement. The consideration is to be payable to such Seller Manager in two installments and is generally based upon a multiple of twelve-month adjusted EBITDA based upon certain financial metrics of the Acquisition Subsidiary, plus cash and less indebtedness of the Acquisition Subsidiary prior to the relevant installment payment, subject to certain adjustments dependent upon the circumstances of the purchase and sale.

The Company used proceeds from borrowings under the Term Loan Facility and other borrowings under the Revolving Credit facility to fund the payment of the purchase consideration in the Acquisition.

The foregoing description of the Purchase Agreement and the Acquisition does not purport to be complete and is qualified in its entirety by reference to the complete text of the Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K dated July 22, 2019 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit Number	Exhibit Description

Exhibit 2.1
Securities Purchase Agreement dated as of July  19, 2019 between EnPro Industries, Inc., the Sellers listed therein, Shareholder Representative Services LLC, and the Optionholder listed therein relating to the purchase and sale of 100% of the interests of LeanTeq Co., LTD and LeanTeq LLC (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K dated July 22, 2019 filed by EnPro Industries, Inc. (File No. 001-31225))

Exhibit 10.1
First Amendment to Second Amended and Restated Credit Agreement dated as of September 25, 2019 among EnPro Industries, Inc., EnPro Holdings, Inc., the Guarantors party hereto, Lunar Investment, LLC, LeanTeq LLC, the Lenders party hereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

Exhibit 104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:          September 25, 2019

ENPRO INDUSTRIES, INC.

By:	/s/ Robert S. McLean
Robert S. McLean
Executive Vice President, General Counsel and Secretary